SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 27, 2002

Carrollton Bancorp
(Exact name of registrant as specified in its charter)

Maryland	0-23090	52-1660951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

344 North Charles Street, Suite 300, Baltimore, MD 21201-4301
(Address of principal executive office)     (Zip Code)

Registrant’s telephone number, including area code, (410) 536-4600

Item 5.   Other Events and Regulation FD Disclosure.

                This is an optional filing made to disclose the event reported below. It is not a filing required by Regulation FD.

                The Company has been reviewing its vendor/service relationship in an effort to enhance balance and control systems with BISYS and EDS, its vendors for ATM Network and Check Card transaction processing.  In the course of this review, the Company discovered that its Automatic Clearing House (ACH) receivable had been overstated.  The Company believes that this overstatement has existed since 1997.  Prior to the most recent enhancement in balancing controls made in conjunction with the vendors, control over the level of the receivable was limited to control over the daily transaction posting totals to the outstanding receivable.  With the enhanced controls now in effect, management is able to reconcile both the transaction totals as well as the resulting outstanding ACH position associated with the transactions.

                The overstatement of the ACH position appears to have occurred in the course of, and possibly the result of, a prior system conversion from another processor.  Management has immediately reported this finding to its Audit Committee, Board of Directors, and independent auditors.  The overstatement of the ACH position on these transactions involved only the Company’s records and in no way negatively affected the Company’s customers.

                The Company will restate earnings for 1997 and 1999 for the correction of the overstatement of $288,000.  The restatement of earnings will include a charge to 1997 earnings of $98,000 pretax, $65,000 net of tax or $0.02 on a per share basis.  Earnings per share for 1997 are reduced from $0.73 to $0.71.  The restatement of 1999 earnings will include a charge of $190,000 pretax, $125,000 net of tax.  Earnings per share for 1999 are reduced from $1.01 to $0.97.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Carrollton Bancorp
(Registrant)

Date: November 27, 2002	By:	/s/ Robert A. Altieri
Robert A. Altieri
Chief Executive Officer and President

Date: November 27, 2002	By:	/s/ Randall M. Robey
Randall M. Robey
Chief Financial Officer and Treasurer